Exhibit 10.6.1
Amendment No. 3 to the .BIZ Registry Agreement
ICANN and NeuStar agree that the following modification is made to the 8 December 2006 .BIZ Registry Agreement:
Appendix 6
[Old Text]
B. Additional Second-Level Reservations. In addition, the following names shall be reserved at the second level:
* All single-character labels.
* All two-character labels shall be initially reserved.
[New Text]
B. Additional Second-Level Reservations. In addition, the following names shall be reserved at the second level:
* All single and two-character labels that were previously reserved by the Registry in the Registry Agreement may be allocated through ICANN-accredited registrars, based upon implementation of a phased allocation program as further set forth in Appendix 7.
Appendix 7
[New Text]
.BIZ Single and Two Character Phased Allocation Program (“Phased Allocation Program”). The domain names included within the scope of the Phased Allocation Program shall be limited to single and two-character .BIZ domain names. NeuStar reserves the right to not allocate all single and two-character .BIZ domain names.
Pursuant to the Phased Allocation Program, NeuStar may elect to allocate the domain names via the following processes: 1) request for proposals based on evaluation criteria, 2) auction, or 3) first come, first served registration.
The domain names allocated via the Phased Allocation Program are an exception to the Maximum Service Fee described in Section 7.3(a) of the .BIZ Registry Agreement. Revenue derived from the Phased Allocation Program will be considered in the calculation of the average annual price of registrations for purposes of Section 7.2(a).

The parties have duly executed this Amendment as of the date first written below.

THE INTERNET CORPORATION FOR
NEUSTAR, INC.
ASSIGNED NAMES AND NUMBERS

By:	/s/ Kurt J. Pritz	By:	/s/ Bradley Smith
Name:	Kurt J. Pritz	Name:	Bradley Smith
Title:	Senior Vice President, Services	Title:	VP and Corporate Controller
Date:	1 June, 2009	Date:	May 26, 2009